SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): December 31, 2003

ASCENT ASSURANCE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-8538 (Commission File Number)	73-1165000 (IRS Employer Identification Number )

3100 Burnett Plaza, 801 Cherry Street, Unit 33, Fort Worth, Texas 76102

(Address of Principal Executive Offices)       (Zip Code)

Registrant’s Telephone Number, Including Area Code: (817) 878-3300

110 W. Seventh Street, Fort Worth, Texas 76102

(Former Name or Former Address, if Changed Since Last Report)(Zip Code)

Item 5 of the Current Report on Form 8-K filed by Ascent Assurance, Inc. on January 6, 2004 is hereby amended in its entirety to read as follows:

ITEM 5. OTHER EVENTS

On December 31, 2003, Ascent Assurance, Inc. (the “Company”) completed a restructuring of the preferred stock and notes of the Company held by affiliates of Credit Suisse First Boston (together, “CSFB”) that has resulted in an extension of the maturity dates of such preferred stock and notes from March 24 and April 17, 2004, respectively, until March 24, 2010. The restructuring was effected pursuant to an Exchange Agreement dated as of December 31, 2003 between the Company and CSFB (the “Exchange Agreement”).

Prior to the consummation of the restructuring, CSFB held all outstanding shares of the 10.25% Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”) with a stated value of approximately $37.5 million (including accrued and unpaid dividends) and the 12% notes of the Company (the “Notes”) with a principal amount of approximately $15.3 million (including accrued and unpaid interest). Prior to the restructuring, CSFB was the Company’s largest stockholder, owning approximately 49% of the outstanding shares of Common Stock of the Company (the “Common Stock”) and, on an as-converted, fully-diluted basis assuming conversion of the outstanding Series A Preferred Stock, approximately 75.4% of the Common Stock.

Pursuant to the Exchange Agreement, CSFB has received 37,504 shares of a new series of 5.5% Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”) in exchange for the shares of Series A Preferred Stock held by CSFB. As a result of the exchange, CSFB owns, on an as-converted, fully-diluted basis, 93% of the Common Stock and the public stockholders have retained a 7% equity interest in the Company. At a meeting to be held no later than June 30, 2004, the stockholders of the Company will be asked to adopt a Board-recommended amendment to the Company’s certificate of incorporation to authorize additional shares of Common Stock in an amount necessary to permit the conversion of the Series B Preferred Stock in full. Upon the effectiveness of such amendment and the obtaining of all necessary insurance regulatory approvals, the Series B Preferred Stock will automatically convert into Common Stock and no preferred stock will remain outstanding. CSFB has agreed to be present in person or by proxy at the meeting and to vote all of its shares of Common Stock in favor of such amendment.

The restructuring of the terms of the Notes has been effected pursuant to an amendment of the Credit Agreement dated as of April 17, 2001 between the Company and CSFB. In addition to the extension of the maturity date of the Notes, the interest rate of the Notes has been reduced from 12% to 6% per annum. Also, a $1.5 million facility fee that was payable upon maturity of the Notes has been waived. In the event that the Company fails to receive the approval of its stockholders in favor of the amendment to the certificate of incorporation described above by June 30, 2004, other than if such failure is the direct or indirect result of any action taken or failed to be taken by CSFB, such failure shall constitute an event of default under the Notes which, among other things, will result in the holder of the Series B Preferred Stock having the right to vote on all matters thereafter brought to the stockholders of the Company (other than the election of directors). CSFB has also agreed that the Notes will be subordinate to up to $10 million in borrowings under the Company’s agent debit balance credit facility. The Company, certain of its subsidiaries, CSFB and the lender under such credit facility have entered into an Intercreditor and Subordination Agreement dated as of December 31, 2003 to give effect to this subordination agreement.

The seven-member Board of Directors of the Company has been reconstituted and, pursuant to the Exchange Agreement, two of its members (who will be entitled to appoint their successors) will be required to be independent of both CSFB and management until such time as the Company no longer has any public stockholders or, if sooner, upon the sale of the Company to an unaffiliated third party. To qualify as an independent director, the director shall not be an officer of the Company or any of its subsidiaries, shall not otherwise be an affiliate of CSFB and shall qualify as “independent” under the rules or listing standards of any securities exchange or market on which any of the Company’s securities are listed or approved for trading, or if not so listed or approved, the rules or listing standards of the Nasdaq Stock Market.

The Exchange Agreement also provides that, during the period that the Company is required to have two independent directors, independent director approval will be required for transactions between CSFB or its affiliates and the Company, except for (i) transactions under $100,000 in the ordinary course and (ii) as described below, certain business combination transactions in which the public stockholders receive all cash in exchange for their shares. Following conversion of the Series B Preferred Stock, CSFB will have sufficient voting power to be able to approve a short-form merger with the Company without a vote of the Board of Directors or the public stockholders. However, CSFB has agreed in the Exchange Agreement that the Company will not consummate such a transaction at a cash price per share that does not reflect fair value under applicable Delaware law as reasonably determined by the controlling stockholder; provided that, prior to January 1, 2005, such price cannot be less than $.40 per share. The public stockholders would also have appraisal rights under Delaware law in connection with any short-form merger.

CSFB has agreed and consented to the provisions of the Exchange Agreement described in the preceding two paragraphs, and has agreed to vote its shares of Common Stock in favor of the two independent directors selected in accordance with the Exchange Agreement so as to give effect to such provisions. The Exchange Agreement provides that the provisions relating to independent director approval of related party transactions shall be enforceable by the Company’s public stockholders, or by the independent directors on their behalf. The Company has agreed to pay for reasonable fees and expenses of one law firm engaged to represent the independent directors in connection with an action by them to enforce the provisions of the Exchange Agreement on behalf of the public stockholders that is brought and pursued with the good faith approval of each independent director.

The Company and CSFB have also entered into an amendment to the Registration Rights Agreement dated March 24, 1999 providing that the shares of Common Stock issuable upon conversion of the Series B Preferred Stock will be considered “Registrable Securities” for purposes of CSFB’s registration rights under that agreement.

In connection with approving the Exchange Agreement, the Board also approved the extension for three years from the closing date of the exercise period applicable to options held by the two directors who resigned from the Board in connection with the consummation of the Exchange Agreement.

The restructuring transaction contemplated by the Exchange Agreement was negotiated and approved by a Special Committee of the Board of Directors consisting exclusively of directors independent of CSFB and management. The Special Committee received an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) that the restructuring transaction is fair, from a financial point of view, to the Company and the public stockholders not affiliated with CSFB. The opinion sets forth the assumptions made, matters considered, procedures followed and limitations of the review undertaken by Houlihan Lokey in connection with the opinion and is qualified thereby. The opinion is directed to the Special Committee for its use in connection with its consideration of the restructuring transaction. The opinion from Houlihan Lokey does not address the Company’s underlying business decision to effect the restructuring transaction, nor does it constitute a recommendation to any stockholder as to how they should vote at any stockholder meeting with respect to any restructuring transaction-related proposal. Houlihan Lokey was not asked to opine and does not express any opinion as to the tax or legal consequences of the restructuring transaction, including but not limited to tax or legal consequences to the public stockholders not affiliated with CSFB, the fairness of the restructuring transaction to any of the Company’s security holders other than the public stockholders not affiliated with CSFB, the fairness of the restructuring transaction to any one class or type of the Company’s existing security holders vis-à-vis any other class or type of the Company’s security holders, and any matters not set forth specifically in its opinion. Moreover, the opinion does not constitute a recommendation to proceed with the restructuring transaction. Houlihan Lokey was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of the Company. Furthermore, at the Special Committee’s request, Houlihan Lokey did not negotiate the restructuring transaction or advise the Special Committee with respect to alternatives to it.

The summary descriptions of the Exchange Agreement and the transactions contemplated thereby, the terms of the Series B Preferred Stock and the Notes and the other agreements described above do not purport to be complete and are qualified in their entirety by reference to the text of such documents, which are filed as exhibits hereto and incorporated herein by reference.

The Company issued a press release on December 31, 2003 announcing the completion of the restructuring of CSFB’s preferred stock and notes pursuant to the Exchange Agreement, a copy of which press release is filed as an exhibit hereto and incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT ASSURANCE, INC.

Date: February 10, 2004

	By:	/s/ Cynthia B. Koenig
	Name:	Cynthia B. Koenig
	Title:	Senior Vice President, Chief Financial Officer and Treasurer